Exhibit 99.1

SWS Group Announces Termination of Cease and Desist Order

at Southwest Securities, FSB

DALLAS, January 15, 2013 – SWS Group, Inc. (NYSE: SWS) (the “Company”) announced today that the Office of the Comptroller of the Currency (the “OCC”) has lifted the Cease and Desist Order (the “Order”) under which the Company’s banking subsidiary, Southwest Securities, FSB (the “Bank”), has been operating since February 2011.

“We are very pleased that the OCC has recognized the hard work our Bank team has done to reduce classified assets and improve the credit quality of our loan book while maintaining profitability,” said James H. Ross, President and Chief Executive Officer of SWS Group. “This important milestone demonstrates the effectiveness of our efforts to build Southwest Securities, FSB into a stronger, more diversified bank. We remain focused on implementing our plans to expand the Bank’s role as a leading lender throughout the markets we serve.”

The Bank entered into the Order with the Office of Thrift Supervision (the “OTS”) on February 4, 2011. Since that time, SWS Group has remained in full compliance with the terms of the Order and has made significant progress in its efforts to strengthen the Bank and position it for long-term success. Notably, the Bank has reduced classified assets by more than 60 percent, from their peak of $273.4 million at December 31, 2010, to $100.7 million at September 30, 2012, and improved its Tier 1 core capital ratio to 12.7 percent and total-risk based capital ratio to 19.2 percent, as of September 30, 2012, increases from 9.4 percent and 14.0 percent, respectively, as of December 31, 2010. The Order had been enforced by the OCC, as the successor to the OTS, since July 2011.

(more)

SWS Announces Lifting of C&D /2

About SWS Group

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients; and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

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Contact: Ben Brooks, Corporate Communications, 214-859-6351, bdbrooks@swst.com